Janet M. Clarke

January 27, 2015

The Nominating & Governance Committee
The Board of Asbury Automotive Group
c/o George Villansana, General Counsel
2905 Premier Parkway NW
Suite 300
Duluth, GA 30097

Dear Dennis, Tom & Flip;

I am writing to inform the committee that I have decided not to stand for re-election to the Asbury Board of Directors at the upcoming 2015 Annual Meeting of Stockholders. I am making this decision in order to increase my time and focus on other obligations and this decision is not related to any disagreements with the Company or the Board regarding its operations, policies or practices.

Serving the Asbury Board and its shareholders has been a privilege during the past ten years. During this period the company has successfully weathered the financial crisis and achieved record results operationally and financially.

I am confident that Asbury is well positioned for the future as a large player in the automotive retail industry and I wish the employees, the management and the Board of Directors all the best for continued success.

Sincerely,

/s/ Janet M. Clarke

Janet M. Clarke